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                                                                     EXHIBIT 3.2


                  AMENDMENT TO THE BYLAWS OF PVF CAPITAL CORP.

         Section 2 of Article I of PVF Capital Corp.'s Bylaws is amended to read in its entirety as follows:

        SECTION 2. Number and Term. The board of directors shall consist of 11 members, and shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually.